Exhibit 3.1

MALLESONS STEPHEN JAQUES
ATTN:  LACHLAN KNOWLES
'Governor Phillip Tower' Level 53
1 Parrer Place
SYDNEY NSW 2000


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[LOGO  CERTIFICATE]


Certificate of Registration of a
Body Corporate as a Company

This is to certify that

NATIONAL GLOBAL MBS MANAGER PTY LTD

Australian Company Number 102 668 226

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the thirtieth day of October 2002.

















                        Issued by the
                        Australian Securities and Investments Commission on this thirtieth day of October, 2002.



                                /s/ David Knott


                        David Knott
                        Chairman